                                  Exhibit 99(a)

                      News Release dated December 13, 2002,
                containing certain selected underwriting results
                         of The Progressive Corporation
                         for the month of November 2002
                                       and
                     for year-to-date through November 2002

                                                                            NEWS
                                                                         RELEASE

[PROGRESSIVE LOGO]

The Progressive Corporation                                     COMPANY CONTACT:
6300 Wilson Mills Road                                           Thomas A. King
Mayfield Village, Ohio  44143                                    (440) 395-2260
http://www.progressive.com

                              FOR IMMEDIATE RELEASE

MAYFIELD VILLAGE, OHIO - December 13, 2002 -- The Progressive Corporation today reported that for November 2002, the Company produced a GAAP combined ratio of
96.3. Net premiums written increased 30% to $711.2 million for the month, compared to $546.8 million last year. Net premiums earned for the month increased 29% to $762.4 million, compared to $588.8 million last year.

      During November, the Company established a $10 million reserve representing the Company's best estimate of its total exposure for its lawsuit relating to the classification of the Company's California claims employees as exempt workers for purpose of state wage and hour laws, which is reflected in the loss/LAE ratio, and accrued an additional $3.1 million to reflect the final claims made in the settlement of its several alternative commission program lawsuits, which is reflected in the Agent Personal Lines expense ratio. In addition, the Company reserved $7.8 million for its estimated exposure to guaranty fund assessments related to the Aries Insurance Company insolvency in Florida.

     Progressive's Personal Lines business units write insurance for private passenger automobiles and recreation vehicles. Progressive's Commercial Auto business unit writes insurance for automobiles and trucks owned by small businesses for primary liability, physical damage and other auto-related insurance coverages. The Company's other businesses primarily include writing lenders' collateral protection and directors' and officers' liability insurance and providing insurance-related services, primarily processing business for Commercial Auto Insurance Procedures (CAIP), which are state supervised plans serving the involuntary market. See "Supplemental Information" for November's results.

      The Progressive group of insurance companies ranks fourth in the nation for auto insurance, offering its products by phone at 1-800-PROGRESSIVE, online at progressive.com and through more than 30,000 independent agencies. The Progressive Corporation, the holding company, is publicly traded at NYSE:PGR.

                           The Progressive Corporation
                            Supplemental Information
                                  November 2002
                            ($ in million)(unaudited)

                                                         Current Month
                                ----------------------------------------------------------------
                                     Personal Lines         Commercial
                                ------------------------      Auto        Other      Companywide
                                 Agent   Direct   Total      Business    Businesses     Total
                                -------  -------  -------   ----------   ----------  -----------
Net Premiums Written            $437.6   $190.2   $627.8       $76.7       $ 6.7        $711.2
% Growth in NPW                     27%      37%      30%         45%        (35)%          30%
Premiums  Earned                $471.1   $205.3   $676.4       $79.5       $ 6.5        $762.4
% Growth in Premiums Earned         25%      35%      28%         59%        (32)%          29%

Loss/LAE Ratio                    74.2     73.0     73.8        84.3(a)     36.9          74.6
Expense Ratio                     21.2     22.2     21.5        21.7        40.8          21.7
Combined Ratio                    95.4     95.2     95.3       106.0        77.7          96.3


                                                             Year-to-Date
                                ---------------------------------------------------------------------
                                        Personal Lines            Commercial
                                -------------------------------      Auto       Other     Companywide
                                  Agent     Direct      Total      Business   Businesses     Total
                                --------   ---------  ---------   ----------  ----------  -----------
Net Premiums Written            $5,384.4   $2,332.6   $7,717.0      $927.3      $82.1       $8,726.4
% Growth in NPW                       26%        35%        29%         51%       (24)%           30%
Premiums Earned                 $5,070.2   $2,157.4   $7,227.6      $799.8      $90.0       $8,117.4
% Growth in Premiums Earned           17%        32%        21%         59%       (15)%           23%

Loss/LAE Ratio                      72.0       68.8       71.0        70.7       52.6           70.8
Expense Ratio                       21.1       22.4       21.5        20.3       36.0           21.5
Combined Ratio                      93.1       91.2       92.5        91.0       88.6           92.3

                                     November 30,   November 30,
                                         2002          2001        Change
                                     -----------    -----------    ------
Policies in Force
     (in thousands)
             Agent - Auto               3,362          2,783         21%
             Direct - Auto              1,523          1,201         27%
             Other Personal Lines(b)    1,640          1,381         19%
                                        -----          -----
      Total Personal Lines              6,525          5,365         22%
                                        -----          -----
      Commercial Auto Business            286            206         39%
                                        -----          -----

(a) Includes corporate actuarial adjustments based on routine analysis completed during the month.

(b) Includes insurance for motorcycles, recreation vehicles, mobile homes, watercraft, snowmobiles, homeowners and similar items.